Exhibit 99.1

SandRidge Energy, Inc. Announces Pricing of $450 Million Offering of Senior Notes

OKLAHOMA CITY, Dec. 9 /PRNewswire-FirstCall/ — SandRidge Energy, Inc. (NYSE: SD) today announced the pricing of its private placement of $450 million of 8 3/4% Senior Notes due January 15, 2020. The offering was increased from a previously announced offering size of $400 million. The notes were priced at 98.349% of par, resulting in a yield to maturity of 9.00%. The offering is expected to settle on December 16, 2009. The closing is subject to our obtaining the approval of the required lenders to a proposed amendment to our senior credit facility, as well as customary closing conditions. Net proceeds from this offering will be used to fund a portion of the purchase price of the company's previously announced acquisition of oil and gas properties in the Permian Basin from Forest Oil Corporation, but if such acquisition is not consummated, the net proceeds are expected to be used for general corporate purposes, including exploration, development and other capital expenditures.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Contact: Kevin White, 405-429-5515